Exhibit 99.4


FOR IMMEDIATE RELEASE                             Contact: Thomas M. Mishoe, Jr.
June 29, 2001                                                     (804) 228-5600


                    Open Plan Systems, Inc. Announces Filing
                       Of Form 10-Q For First Quarter 2001

         RICHMOND, VIRGINIA (June 29, 2001) - Open Plan Systems, Inc., the largest independent remanufacturer of work stations in the United States, announced today that the Company has filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 with the Securities and Exchange Commission. The Company previously reported a delay in the filing of its Form 10-Q as a result of the Company's delayed filing on May 23, 2001 of its Form 10-K for the fiscal year ended December 31, 2000.

         With the filing of its 10-Q for the first quarter, the Company is now current with its SEC filings. Accordingly, the Company believes it is now eligible for trading in the over-the-counter bulletin board service and has requested that an application to initiate quotations be filed on its behalf.
While the Company expects the application to be approved, there can be no assurance that it will be approved or that any market-maker will initiate quotations in the company's shares.

         Open Plan Systems, Inc. remanufactures and markets modular office work stations through a network of Company-owned sales offices and selected dealers. Work stations consist of movable panels, work surfaces, storage units, lighting and electrical distribution combined into a single integrated unit.